Exhibit 99.1

Diffusion Pharmaceuticals Files IND for International Phase 1b/2b COVID-19 Clinical Program With TSC

Phase 1b dosing expected to begin this month

Data read-out expected later this quarter

CHARLOTTESVILLE, Va. (July 7, 2020) – Diffusion Pharmaceuticals Inc. (NASDAQ: DFFN) (“Diffusion” or “Company”), a biotechnology company developing novel therapeutics for the treatment of unmet medical needs, today announced the filing of an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) for trans sodium crocetinate (TSC) in COVID-19 patients. This IND, which incorporates pre-IND regulatory guidance from the FDA, describes an international clinical development program in the U.S. and EU, newly titled as Phase 1b/2b, testing the Company’s lead drug TSC in a total of approximately 424 COVID-19 patients with symptoms of impaired respiratory function and low oxygen levels. Low oxygen levels are a frequent result of damage to the lungs, often leading to organ failure – the leading cause of death in COVID-19 patients. Diffusion believes TSC’s oxygen-enhancing mechanism could provide an important new treatment option.

The new IND details three studies, comprised of an open-label Phase 1b lead-in trial which, if successful, will be followed by two randomized double-blinded Phase 2b trials. The lead-in will test TSC in 24 hospitalized COVID-19 patients at the Romanian National Institute of Infectious Diseases (NIID). Diffusion expects to begin dosing in this trial later this month, based on additional guidance received from the Romanian National Agency for Medicines and Medical Devices (NAMMD) and the Company’s submission of a responsive Clinical Trial Application amendment. The Company expects this trial to read-out by the end of Q3 2020. In addition to safety, the lead-in trial will collect data on possible increased oxygenation, thereby helping determine TSC dosing for follow-on studies.

Assuming positive results for the lead-in trial, Diffusion plans to begin two Phase 2b trials – one in the U.S. and one at the NIID – which are expected to be conducted more or less in parallel, following regulatory approvals. Each is planned to enroll approximately 200 hospitalized COVID-19 patients to study the safety and efficacy of TSC compared to placebo. For consistency across regulatory agencies, both studies will incorporate the new guidance received from the FDA and the NAMMD. Data from the Romanian and U.S. Phase 2b trials are targeted for Q1 and Q2 2021, respectively.

“We believe that filing our international clinical development plan as part of the IND is our best path to advance TSC as a new treatment to help boost low oxygen levels and alter the downward spiral in COVID-19,” said David Kalergis, chief executive officer of Diffusion. “We expect this plan to allow dosing of the first patient in July, data read-out by the end of Q3 and – assuming positive data and regulatory approval – the commencement of follow-on Phase 2b trials in the U.S. and Romania shortly thereafter.”

About TSC and COVID-19

Patients with COVID-19 respiratory tract infections often present with significantly impaired oxygen levels. Diffusion and its affiliated researchers believe the oxygen-enhancing mechanism of action of TSC could benefit such patients. Preclinical data indicate TSC increases oxygen availability and provides a functional benefit in animal models of acute lung injury and hemorrhagic shock. Clinical data from more than 150 patients receiving TSC for other indications demonstrate that the drug has an acceptable safety profile in both healthy and critically ill patients.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is an innovative biotechnology company developing new treatments that improve the body’s ability to deliver oxygen to the areas where it is needed most, offering new hope for the treatment of life-threatening medical conditions. Diffusion’s lead drug trans sodium crocetinate (TSC) was originally developed in conjunction with the U.S. Office of Naval Research, which was seeking a way to treat multiple organ failure and its resulting mortality caused by low oxygen levels from blood loss on the battlefield. Evolutions in research have led to Diffusion’s focus today on addressing some of medicine’s most intractable and difficult-to-treat diseases, including multiple organ failure from respiratory distress, stroke and glioblastoma multiforme (GBM) brain cancer. In each of these diseases, lack of available oxygen presents a significant obstacle for medical providers and is the target for TSC’s novel mechanism. The Company is currently partnering with both U.S. and European-based institutions in an expedited research program to develop TSC as a treatment for the low oxygen levels and associated multiple organ failure in COVID-19 patients.

In 2019, the Company reported favorable safety data in a 19-patient dose-escalation run-in to its Phase 3 INTACT program using TSC to target inoperable GBM. That trial is currently paused while the Company prioritizes its resources to address COVID-19. Diffusion’s in-ambulance PHAST-TSC trial for acute stroke began enrolling patients last year. Given the responsibilities of the Company’s participating emergency medical services providers, enrollment in this trial, while not officially paused, is expected to be minimal until the COVID-19 pandemic abates.

Preclinical data support the potential for TSC as a treatment for other conditions where low oxygen availability plays an important role, such as myocardial infarction, peripheral artery disease, and neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease. In addition to the development of TSC, RES-529, the Company’s PI3K/AKT/mTOR pathway inhibitor that dissociates the mTORC1 and mTORC2 complexes, is in preclinical testing for GBM.

Diffusion is headquartered in Charlottesville, Virginia – a hub of advancement in the life science and biopharmaceutical industries – and is led by CEO David Kalergis, a 30-year industry veteran and company co-founder.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products, the potential of the company's technology and product candidates, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Diffusion’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: the uncertainty as to whether the FDA will approve the IND submission for commencement of a trial in the U.S.; or that the FDA will not require significant changes that might take significant time to implement, if at all, or that any such required changes will be financially feasible; there can be no assurance as to when the program in the U.S. might be able to commence, if at all; the uncertainty that as of yet the FDA has not approved a trial evaluating TSC for the treatment of ARDS, or if approved, such a trial possibly entailing significant additional time, effort and expense, particularly in light of the difficulty of doing business during the COVID-19 pandemic; the uncertainty as to whether the protocol for the Romanian trial will be ultimately acceptable to the Romanian healthcare regulatory authorities and local ethics committees or that such regulators will not require significant changes that might take significant time to implement, if at all, or that any such required changes will be financially feasible; moreover, if this or a revised protocol is acceptable to the Romanian regulators, there can be no assurance as to when they might provide such guidance or when the program might be able to commence, if at all; the uncertainty that as of yet the Romanian regulators have not approved a trial evaluating TSC for the treatment of ARDS, or if approved, such a trial possibly entailing significant additional time, effort and expense, particularly in light of the difficulty of doing business during the COVID-19 pandemic; whether Diffusion can enroll and complete the trials and provide data on the timelines indicated; whether Diffusion can efficiently transition from the Phase 1b to Phase 2b portion of the Romanian trials and to the 2b U.S. trial; whether the data from the Romanian trials can be combined with data generated in any U.S. trials; whether Diffusion has sufficient funding to complete the trials described; Diffusion’s ability to maintain its Nasdaq listing, market conditions, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; general business and economic conditions; the company's need for and ability to obtain additional financing or partnering arrangements; and the various risk factors (many of which are beyond Diffusion’s control) as described under the heading “Risk Factors” in Diffusion’s filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

David Kalergis, CEO

Diffusion Pharmaceuticals Inc.

(434) 825-1834

dkalergis@diffusionpharma.com

or

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

# # #